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                                                                     EXHIBIT 3.8


                                 FIRST AMENDMENT
       TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                            OF VINTAGE WINE TRUST LP


      This First Amendment (this "Amendment") to the First Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of Vintage Wine Trust LP, a Delaware limited partnership (the "Partnership"), is made and entered into as of February 8, 2006, by Vintage Wine Business Trust I, a Maryland business trust (the "General Partner"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Partnership Agreement.

                                    RECITALS

      WHEREAS, the Partnership was formed on January 24, 2005 pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (4 Del. C.
Section 17-101, et seq.), as amended from time to time, upon the execution and filing of a certificate of limited partnership with the Secretary of State of the State of Delaware;

      WHEREAS, at the time of the Partnership's formation, the partners entered into that certain Agreement of Limited Partnership of Vintage Wine Trust LP dated as of January 24, 2005 (the "January Partnership Agreement"), to set forth their agreements with respect to the business and affairs of the Partnership;

      WHEREAS, the January Partnership Agreement was amended by the Partnership Agreement, dated as of March 23, 2005, at which time the partners amended and restated the January Partnership Agreement in its entirety and set forth their agreements with respect to the business and affairs of the Partnership;

      WHEREAS, the definition of Effective Date in the Partnership Agreement mistakenly referred to the date of the closing of the Parent's initial public offering of REIT Shares when the date of the closing of the Parent's private offering of REIT Shares in March 2005 was intended;

      WHEREAS, Section 7.3.B of the Partnership Agreement mistakenly refers to
Section 5.4 of the Partnership Agreement as an exception to the general policy that the General Partner may not amend, modify or terminate the Partnership Agreement without the written consent of a Majority in Interest of the Outside Limited Partners when Section 5.5 was intended;

      WHEREAS, pursuant to Sections 7.1.A and 7.3.C of the Partnership Agreement, the General Partner has the power, without the consent of the Limited Partners, to amend the Partnership Agreement to, among other things, cure any ambiguity, or correct or supplement any provision in this Agreement not inconsistent with law or with other provisions of the Partnership Agreement; and

      WHEREAS, pursuant to Sections 7.1.A and 7.3.C of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to accurately reflect that the Effective Date is the closing of the Parent's private offering of REIT Shares in March 2005;
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      NOW THEREFORE, for and in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Amendment of Article I. The definition of "Effective Date" set forth in
Article I of the Partnership Agreement is hereby amended and replaced in its entirety as follows:

            ""Effective Date" means the date of closing of the Parent's private offering of REIT Shares in March 2005."

      2. Amendment of Section 7.3.B. Section 7.3.B of the Partnership Agreement is hereby amended and replaced in its entirety as follows:

            "The General Partner shall not, without the written consent of a Majority in Interest of the Outside Limited Partners, except as provided in Sections 4.3.A, 5.5, 6.2.B and 7.3.C hereof, amend, modify or terminate this Agreement."

      3. Full Force and Effect. Except as expressly amended hereby, the Partnership Agreement shall continue and remain in full force and effect.

      4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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      IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this First Amendment to the First Amended and Restated Agreement of Limited Partnership as of the day and year first written above.



                                  VINTAGE WINE BUSINESS TRUST I, in its capacity as General Partner of the Partnership


                                  By:  /s/ Tamara D. Fischer
                                       --------------------------------
                                           Name:    Tamara D. Fischer
                                           Title:   Secretary


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